Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
StrataLight Communications, Inc.:
We consent to the use of our report dated June 18, 2008, with respect to the balance sheets of StrataLight Communications, Inc. as of December 31, 2007 and 2006, and the related statements of operations, redeemable and convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2007, included herein and to the reference to our firm under the heading “Experts” in the amended proxy statement/prospectus.
Our report refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006, and the adoption of Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable, effective July 1, 2005.
/s/ KPMG LLP
Mountain View, California
December 16, 2008